THE COMPANIES HEREIN SPECIFIED

                                       AND

                                 ANVIL MINING NL

                                       AND

                           GOLDEN STAR RESOURCES LTD.

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                   REVISED AND RESTATED AGREEMENT FOR THE SALE
                  AND PURCHASE OF DEBT AND 90% OF THE SHARES OF
                               BOGOSO GOLD LIMITED
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

                                    CONTENTS

Clause                                                                      Page

1.     Interpretation..........................................................1
2.     Sale And Purchase And Assignment........................................4
3.     Conditions And Pre-Completion Matters...................................5
4.     Completion..............................................................7
5.     Payments................................................................9
6.     Warranties.............................................................12
7.     Limitations On The Sellers' Liability..................................13
8.     Covenants..............................................................13
9.     Rehabilitation Reserve.................................................16
10.    Confidential Information...............................................17
11.    Announcements..........................................................17
12.    Costs..................................................................17
13.    General................................................................17
14.    Assignment.............................................................18
15.    The Representative.....................................................18
16.    Notices................................................................18
17.    Governing Law And Jurisdiction.........................................19
18.    Counterparts...........................................................19
19.    Several Liability......................................................19
20.    Further Assurance......................................................20
21.    Limitation Period......................................................20

Schedule 1           ITEMS FOR DELIVERY BY THE SELLERS AT COMPLETION..........21

Schedule 2           WARRANTIES...............................................22

Schedule 3           ACTION PENDING COMPLETION................................24

Schedule 4           LIST OF SHAREHOLDERS AND NUMBER OF SHARES TO BE SOLD.....26

Schedule 5           FORM OF LETTER OF RESIGNATION............................29

Schedule 6           BANK SECURITY............................................30

Schedule 7           LOAN DOCUMENTATION.......................................32

Schedule 8           MINING LEASES............................................34

Schedule 9           FORM OF ASSIGNMENT OF DEBT...............................35

Schedule 10          FORM OF LETTER OF CREDIT.................................38

Schedule 11          APPROVED CAPITAL EXPENDITURE PLAN........................41

THIS REVISED AND RESTATED AGREEMENT is made as of June 1, 1999

BETWEEN:

(1) EACH OF THE COMPANIES whose names are set out in schedule 4 (together the "Sellers" and each of them a "Seller"); and

(2) ANVIL MINING NL ("ANVIL"), a company organised and existing under the laws of Australia having its registered office at Ground Floor, 278 Stirling Highway, Claremont, Western Australia, 6010, Australia with company number A.C.N. 060478962 and GOLDEN STAR RESOURCES LTD ("GSR"), a company amalgamated under the laws of Canada and having its registered office in Vancouver, Canada and its principal place of business at 1660 Lincoln Street, Denver, Colorado 80264, U.S.A. (together the "Buyers" and each of them a "Buyer").

WHEREAS

1. The Sellers are a group of financial institutions who are secured creditors of the Company. The Sellers acquired the Shares with the intention of selling them shortly thereafter.

2. The Sellers have agreed to sell the Shares to the Buyers or their nominees as a means of compensating the Sellers for the outstanding indebtedness owed to the Sellers by the Company. The Sellers are selling the Shares and are assigning the debts owed to the Sellers by the Company, to the Buyers.

3. The Buyers have advised the Sellers that it is their intention that the shares to be sold pursuant hereto be transferred by the Sellers at Completion to their respective nominees, Anvil International Finance Limited and Bogoso Holdings.

THE PARTIES AGREE as follows:

1.       INTERPRETATION

1.1      In this Agreement:

         "Adjustment Period" means the meaning given to it in clause 5.1.13;

         "Bank Security" means the security created in favour of the Secured Lenders (as that term is defined in the relevant Security Documents) by the Security Documents;

         "Business Day" means a day other than a Saturday or Sunday or public holiday in England, Ghana and New York City;

         "Closing Date" means the date upon which Completion occurs;

         "Company" means Bogoso Gold Limited, a company organised and existing under the laws of the Republic of Ghana, whose registered office is at Accra, Ghana (registered in Ghana with company number 262794);

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         "Company's Bank Accounts" means all accounts of whatever nature held by the Company with banks or other financial institutions whether or not held in Ghana;

         "Completion" means completion of the sale and purchase of the Shares, the IFC Debt and the DEG Debt in accordance with this Agreement;

         "Confidential Information" means all information existing at the Closing Date not publicly known used in or otherwise relating to the Company's business or financial or other affairs, including, without limitation, information relating to:

         (a) the marketing of goods or services including, without limitation, forecast production, production statistics, market share statistics, geological data, prices, market research reports and surveys, and advertising or other promotional materials; or

         (b) future projects, business development or planning, commercial relationships and negotiations; "Concessions" means the concessions granted by or pursuant to the Mining Leases;

         "Deferred Purchase Price Payment Date" shall have the meaning ascribed in clause 5.1.7;

         "DEG" means DEG-Deutsche Investitions und Entwicklungsgesellschaft mbH, a development finance institution organised and existing under the laws of the Federal Republic of Germany;

         "DEG Debt" means the indebtedness of the Company to DEG pursuant to the agreements listed in Part 1 of schedule 7 together with all accrued interest, expenses and other monies owed by the Company to DEG pursuant to such agreements which, as of close of business on April 28, 1999, in aggregate amounted to DM12,367,609.76;

         "Encumbrance" means a mortgage, charge, pledge, lien, option, restriction, claim, equity, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect;

         "Environmental Consultant" means such firm of internationally recognised environmental consultants from time to time appointed by the Company and approved by the Representative, such approval not to be unreasonably withheld;

         "Force Majeure Event" means an act of God, epidemic, landslide, lightning, earthquake, flood, storm, fire, adverse weather conditions, war or civil war or any event similar to the foregoing which is not within the control of the Company or the Buyers and which effectively prevents the operation of the Mine by the Company;

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

         "Government Consents" means the consents and approvals more particularly set out in clause 3.1;

         "IFC" means the International Finance Corporation, an international organisation established by articles of agreement among its member countries;

         "IFC Debt" means the indebtedness of the Company to IFC pursuant to those agreements listed in Part 2 of schedule 7 together with all accrued interest, expenses and other monies owed by the Company to IFC pursuant to such agreements and the IFC Shareholder Advances which, as of close of business on April 28, 1999, in aggregate amounted to US $27,057,831.78;

         "IFC Shareholders Advances" means the advances made to the Company by IFC pursuant to the Shareholder Advances Documentation together with all interest, expenses and other monies owed by the Company to IFC pursuant to such agreements which, as of close of business on April 28, 1999, in aggregate amounted to US$5,354,603.00;

         "Initial Purchase Price" has the meaning given to it in clause 2.4;

         "Letter of Credit Bank" means the bank issuing the US$2m L/C;

         "LIBOR" means, in relation to the amount of US$5,000,000 payable under clause 5.1.13 on which interest for the Adjustment Period is to accrue, the percentage rate per annum equal to the offered quotation which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate for United States Dollars (being currently "3740" or, as the case may be, "3750") for such period at or about 11.00 a.m. (London time) on the relevant interest determination date (as selected by the Representative) or, if such page or such service shall cease to be available, such other page or such other service for the purpose of displaying an average British Bankers Association Interest Settlement Rate for United States Dollars as the Representative may select;

         "Long Stop Date" means the date falling 120 days after the date of this Agreement or, as the context requires, such date to which it is deferred in accordance with the provisions of clause 3.8;

         "Mine" means the concession area which is the subject of the Concessions and the related mine workings, processing facilities and plants located thereon as currently operated by the Company;

         "Mining Leases" means the mining leases as more particularly set out in schedule 8;

         "Rehabilitation Amount" means the sum of US$6,000,000;

         "Rehabilitation Reserve" means a currency treasury deposit for the account of the Company held by Barclays Bank plc, which at Completion will, subject to the provisions of clause 9, be in an amount at least equal to the Rehabilitation Amount;

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

         "Relevant Claim" means a claim by the Buyers involving or relating to breach of clause 6.1;

         "Relevant Shares" has the meaning given to it in paragraph 2 of schedule 2;

         "Representative" means IFC in its capacity as representative of the Sellers pursuant to the terms hereunder for the purposes specified herein;

         "Security Documents" means those agreements listed in schedule 6;

         "Shareholders Advances Documentation" means those agreements listed in
         Part 3 of schedule 7;

         "Shares" means all those issued shares of the Company owned by the Sellers, being the 704,639 "A" shares of no par value of the Company comprising 90% of the issued share capital of the Company;

         "Sulphide Ore" means ore other than (i) oxide ore and/or (ii) transition ore that can be processed through the processing plant at the Mine as currently designed and configured and subject to minor changes thereto made in the ordinary course of business of processing oxide ores and transition ores;

         "US $2m L/C" means, the US$2,000,000 letter of credit furnished or to be furnished by the Buyers under clause 5.1.1; and

         "Warranty" means a statement contained in schedule 2 and "Warranties" means all those statements.

1.2      In this Agreement, a reference to:

         1.2.1 a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision before the date of this Agreement;

         1.2.2 a person includes a reference to a body corporate, association or partnership;

         1.2.3 a person includes a reference to that person's legal personal representatives and successors; and 1.2.4 a clause, paragraph or schedule, unless the context otherwise requires, is a reference to a clause or paragraph of or schedule to this Agreement.

1.3      The headings in this Agreement do not affect its interpretation.

2.       SALE AND PURCHASE AND ASSIGNMENT

2.1 Each Seller agrees to sell and the Buyers agree to buy those number of Shares appearing against the respective names of the Sellers in schedule 4 and each right attaching to such Shares at or after the date of this Agreement, free and clear of any Encumbrance other than the Government of Ghana's right to its carried interest. The purchase of the Shares shall be together with the right to all dividends and other distributions declared, made and/or paid in respect of the Shares on or after April 1, 1999.

2.2 IFC agrees to sell and the Buyers agree to buy by way of an assignment by IFC in favour of the Buyers all rights, title and interest in and to the IFC Debt free and clear of any Encumbrance. The purchase of the IFC Debt shall be together with the right to all interest and other payments payable and/or accruing in respect of the IFC Debt on or after 1 April 1999 (excluding, for the avoidance of doubt, any principal paid on 1 April 1999 and any interest accrued for the interest period ending on 31 March 1999 and paid on 1 April 1999). 2.3 DEG agrees to sell and the Buyers agree to buy by way of an assignment by DEG in favour of the Buyers all rights, title and interest in and to the DEG Debt free and clear of any Encumbrance. The purchase of the DEG Debt shall be together with the right to all interest and other payments payable and/or accruing in respect of the DEG Debt on or after 1 April 1999 (excluding, for the avoidance of doubt, any principal paid on 1 April 1999 and any interest accrued for the interest period ending on 31 March 1999 and paid on 1 April 1999). 2.4 The minimum purchase price (the "Initial Purchase Price") of the Shares, the IFC Debt and the DEG Debt is US$6,500,001, of which the first tranche is US$2,000,000, the second tranche is US$4,500,000 and the third tranche is US$1. The Initial Purchase Price, together with any subsequent payments of consideration which may become due in accordance with clause 5, shall be paid by the Buyers in accordance with clause 5 and allocated by the Representative amongst the Sellers in the proportions set out against each Seller's name in schedule 4. The first and second tranches of the Initial Purchase Price of US$6,500,000 and any amounts payable pursuant to the provisions of clause 5, shall be allocated to and apportioned as the purchase price for the IFC Debt and the DEG Debt and the third tranche of US$1 shall be allocated to and apportioned as the purchase price for the Shares. Any subsequent payments of consideration which may become due in accordance with clause 5 shall be allocated to and apportioned as the purchase price for the IFC Debt and the DEG Debt.

3.       CONDITIONS AND PRE-COMPLETION MATTERS

3.1 Completion is conditional on the Buyers having obtained, to the extent required, the following approvals as soon as possible and in any event no later than the Long Stop Date:

         3.1.1 approval from the Minister of Mines and Energy of the Government of Ghana pursuant to the Minerals and Mining Law 1986 (PNDCL 153) as amended by Act 475 for the acquisition by the Buyers of the Shares which constitute more than 50% of the Company's shares and the consequential change in control of the Company;

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

         3.1.2 approval from the Bank of Ghana pursuant to the Exchange Control Act 1961 (Act 71) for the transfer of the Shares to the Buyers;

         3.1.3 approval from the Ghanaian Government of the sale of the IFC Debt and the DEG Debt to the Buyers; and 3.1.4 each and all other Ghanaian governmental approvals required in relation to the transaction hereby contemplated.

3.2 The Buyers shall use all reasonable endeavours to obtain the Government Consents as soon as possible and in any event before the Long Stop Date.

3.3 If at any time any of the Sellers or the Buyers becomes aware of a fact or circumstance that might prevent any of the conditions set out in clause 3.1 from being satisfied or permit the Buyers to terminate this Agreement in accordance with clause 3.7, it shall promptly inform the other parties.

3.4 If a Government Consent has not been obtained by 6.00 p.m. (London time) on the Long Stop Date, this Agreement shall terminate with immediate effect.

3.5 If this Agreement is terminated pursuant to clause 3.4 or 3.7, each party's further rights and obligations cease immediately on termination, but termination does not affect a party's accrued rights and obligations at the date of termination, including any right to damages arising as a consequence of any breach of this Agreement.

3.6 The Buyers shall give to the Sellers in a form reasonably satisfactory to the Sellers (by way of certificate of the Buyers' Ghanaian legal advisors or otherwise) evidence of receipt of the Government Consents as soon as possible after such receipt.

3.7      If at any time between the date hereof and Completion:

         3.7.1 any of the Warranties contained in this Agreement is not, or ceases to be, true or accurate in any respect or becomes misleading in any respect; or

         3.7.2    there has been a material breach of any of the provisions of schedule 3 (which, if capable of remedy, has not been remedied within 30 days of notice thereof to the Representative and the Sellers from the Buyers); or

         3.7.3 a Force Majeure Event occurs and continues up to the Long Stop Date, then the Buyers may terminate this Agreement forthwith and shall have no further obligations hereunder whatsoever and, upon receiving notice of such termination, the Representative shall take such action as the Buyers may reasonably request to facilitate the cancellation of the US $2m L/C.

3.8 Without prejudice to the rights of the Buyers pursuant to clause 3.7.3, if at any time between the date hereof and Completion a Force Majeure Event occurs and is continuing, the Buyers may, by notice in writing to the Representative, elect that the original Long Stop Date be deferred to a date (the "Deferred Long Stop Date") falling no later than 90 days after the Long Stop Date and that this Agreement should thereafter be construed as if references to the Long Stop Date were references to the Deferred Long Stop Date, mutatis mutandis, provided that any such notice shall be accompanied by confirmation of the Letter of Credit Bank of the extension of the expiry date of the US$2m L/C to a date falling at least ten Business Days after the Deferred Long Stop Date. In the event the Force Majeure Event is continuing as at the Deferred Long Stop Date, the Representative shall, at the request of the Buyers exchange views and consult in good faith with the Buyers with a view to further deferring the Deferred Long Stop Date.

4.       COMPLETION

4.1 Completion shall take place in accordance with this clause 4 at the offices of Clifford Chance, London on the tenth Business Day following the satisfaction of all the conditions set out in clause 3.1 (or such other day as the parties may agree) provided that such conditions are satisfied prior to the Long Stop Date.

4.2 At Completion the Sellers shall give to the Buyers each item specified in schedule 1.

4.3      The Sellers shall procure that at Completion:

         4.3.1 the Company's directors hold a meeting of the board of directors of the Company at which the directors:

                  (a) vote in favour of the registration of the Buyers or their respective nominee(s) as member(s) of the Company in respect of the Shares (subject to the production of properly stamped transfers);

                  (b) do all such acts and things, if any, as may be necessary to give effect to the transfer of the IFC Debt and the DEG Debt on behalf of the Company;

                  (c) if required by the Buyers (such requirement to be notified by the Buyers to the Representative at least 21 days before Completion), change the Company's registered office to a place nominated by the Buyers;

                  (d) change the Company's accounting reference date to December 31;

                  (e) if required by the Buyers (such requirement to be notified by the Buyers to the Representative at least 21 days before Completion), accept the resignation of the Company's existing directors, auditors and secretary with effect from the end of the meeting;

                  (f) appoint persons nominated by the Buyers as directors, secretary and auditors of the Company with effect from the end of the meeting; and

                  (g) with effect from the end of the meeting, authorise the secretary to notify the specimen signatures of the new officers of the Company in connection with each existing mandate given by the Company for the operation of the Company's Bank Accounts; and

                           4.3.2 the Rehabilitation Reserve is constituted.

4.4      At Completion the Sellers shall be paid:

         4.4.1 the first tranche of the Initial Purchase Price for the IFC Debt and the DEG Debt of US$2,000,000 by drawing on the US$2m L/C in accordance with clause 5.1.2 below;

         4.4.2 the second tranche of the Initial Purchase Price for the IFC Debt and the DEG Debt of US$4,500,000 in accordance with clause 5.1.5 below; and

         4.4.3 the third tranche of the Initial Purchase Price for the Shares of US$1 in accordance with clause 5.1.6 below.

4.5 If the Sellers shall fail or be unable to comply with any of their obligations under the preceding provisions of clause 4.3 on the date of Completion, the Buyers may:

         (a) by notice in writing to the Representative, defer Completion to a date not more than 28 days after that date (in which case the provisions of this clause 4.5 shall apply to Completion as so deferred) provided that any such notice shall be accompanied by confirmation of the Letter of Credit Bank of the extension of the expiry date of the US$2m L/C to a date falling at least ten Business Days after the date to which Completion is deferred; or

         (b) proceed to Completion so far as practicable but without prejudice to the Buyers' rights (whether under this Agreement generally or under this clause, in damages or otherwise) to the extent that the Sellers shall not have complied with their obligations thereunder; or

         (c) treat such failure or inability to comply as a repudiatory breach of this Agreement, acceptance of which shall discharge the Buyers from their undischarged obligations under this Agreement (without prejudice to any other remedy which the Buyers may have, whether in damages or otherwise).

4.6 Each of the Sellers hereby waives any and all rights of pre-emption, rights of first refusal, options and other similar rights to which each of them respectively may be entitled with respect to the transfers to the Buyers or their respective order of the Shares, the IFC Debt and the DEG Debt provided for in this Agreement, and for all purposes enabling each of them respectively in that behalf, hereby consents to such transfers.

4.7 Each of the Sellers hereby agrees to release, with effect from Completion, the Company from all claims, liabilities demands and rights of action whatsoever which they have had, have or may have against the Company arising from their dealings with the Company. Provided that such release shall not apply in respect of the IFC Debt and the DEG Debt and the security interests relating thereto to the extent that the same are assigned to the Buyers in accordance with this Agreement.

5.       PAYMENTS

5.1 The Buyers shall pay or procure the payment to the Sellers or as the Sellers direct in writing the purchase price of the Shares, the IFC Debt and the DEG Debt in the following instalments on the occurrence of the specified dates or events:

         5.1.1    1st tranche of the Initial Purchase Price

                  if they have not already done so, the Buyers shall forthwith upon signing this Agreement deliver to the Representative by courier (i) the Agreement signed by them and (ii) an irrevocable letter of credit in the form set out in schedule 10 and issued by the Letter of Credit Bank, for the sum of US$2,000,000 (the "US$2m L/C").

         5.1.2    The Sellers may draw on the US$2m L/C if:

                  (a) Completion occurs, whereupon such drawing shall be applied towards payment of the first tranche of the Initial Purchase Price.

                  (b)      Completion fails to occur for any reason other than:

                           (i)      failure by the Buyers to obtain the
                                    Government Consents by the Long Stop Date;
                                    or

                           (ii) failure by the Sellers to comply with any of their obligations under this Agreement by the Long Stop Date; or

                           (iii) the occurrence of any event giving rise to a right on the part of the Buyers not to effect Completion.

         5.1.3 Any amount rightfully drawn on the US$2m L/C hereunder shall not be refundable to the Buyers.

         5.1.4 If any of the events contemplated by clause 5.1.2(b)(i), (ii) or (iii) occurs the Representative will promptly give notice to the Letter of Credit Bank confirming the termination of the Sellers rights pursuant to the US$2m L/C.

         5.1.5    2nd tranche of the Initial Purchase Price

                  at Completion, payment of the sum of US$4,500,000.

         5.1.6    3rd tranche of Initial Purchase Price

                  at Completion, the cash sum of US$1.

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

         5.1.7    Deferred Purchase Price

                  Subject to the proviso to this clause 5.1.7 and to the provisions of clause 5.1.11, on the day falling 730 days after the date on which Completion occurs, or if that day is not a Business Day, on the immediately succeeding Business Day (the "Deferred Purchase Price Payment Date") the Buyers shall pay to the Sellers an amount in US Dollars (the "Deferred Purchase Price") equal to the product of:

                                0.18333 x (P - 255) x 1,000,000

                  Subject to the proviso to this clause 5.1.7 and to the provisions of clause 5.1.11, on the day falling 730 days after the date on which Completion occurs, or if that day is not a Business Day, on the immediately succeeding Business Day (the "Deferred Purchase Price Payment Date") the Buyers shall pay to the Sellers an amount in US Dollars (the "Deferred Purchase Price") equal to the product of:

                  less the amount of any interim payment made pursuant to the provisions of clause 5.1.8.

                  Where:

                  P = the average of the daily gold price/oz in US Dollars in the London Bullion Market Association p.m. gold fix for all the trading days from the day following the Closing Date up to the day prior to the Deferred Purchase Price Payment Date provided that if closure of the Mine occurs on a date more than ninety (90) days before the Deferred Purchase Price Payment Date the Deferred Purchase Price will be determined on the later of the date of closure of the Mine and the day falling 547 calendar days after the Closing Date and be payable on the immediately succeeding Business Day. For the purposes of this clause 5.1.7, closure of the Mine will be deemed to have occurred on the last day of any period of ninety (90) consecutive days during which no gold is poured at the Mine.

         5.1.8    Interim payments on account of Deferred Purchase Price

                  The Buyers will make a non-refundable interim payment towards the Deferred Purchase Price on the day falling 365 days after the date on which Completion occurs, or if that day is not a Business Day, on the immediately succeeding Business Day, (the "Interim Payment Date") equal to 50% of the estimated value of the Deferred Purchase Price as of the Interim Payment Date, calculated on the basis of the value of P as being the average of the daily gold price/oz in US Dollars in the London Bullion Market Association p.m. gold fix for all the trading days from the day following the Closing Date up to the Interim Payment Date.

         5.1.9    Ore from outside the Concessions

                  In the event that at any time after June 1, 1999 and prior to the Deferred Purchase Price Payment Date the Company or the Buyers or any person controlled by any of them contracts to acquire in Ghana ores from outside the Concessions suitable for processing at the existing Bogoso processing plant and facilities and/or contracts to acquire in Ghana a source of such ores, from which ores, when aggregated with any other such ores acquired in Ghana during such period from outside the Concessions, there will be extracted in excess of 50,000 Troy ounces of fine gold, the Buyers shall pay to the Sellers on the Deferred Purchase Price Payment Date a one-off sum of US $2,000,000.

         5.1.10 For the purposes of clause 5.1.9, the quantity of ore acquired shall be determined by reference to the provision of the Australasian Code for Reporting of Mineral Resources and Ore Reserves (the JORC Code), 1999 Edition and certified by a competent person or persons (as defined by the JORC Code) nominated by the Buyers and acceptable to the Sellers, acting in good faith. The metallurgically recoverable Troy ounces of gold shall be determined by a metallurgist nominated by the Buyers and acceptable to the Sellers acting in good faith. The Buyers shall procure that the data upon which such determination is made shall be made available to the Sellers at the request of the Representative.

         5.1.11 Maximum Amount Payable in respect of the Deferred Purchase Price and Ores from outside the Concessions

                  The maximum amount payable pursuant to the provisions of clause 5.1.7 and 5.1.9 shall be US$10,000,000.

         5.1.12 For the avoidance of doubt, any payment made by the Buyers pursuant to clause 5.1.9 shall reduce its obligations to make payment under clause 5.1.7 by an amount equal to the amount paid under clause 5.1.9.

         5.1.13   Additional Purchase Price

                  Subject to the provisions of clause 5.1.14, the Buyers shall pay to the Sellers the additional sum of US$5,000,000 on the first anniversary of the commencement of commercial mining of Sulphide Ore from the Concessions. Such additional payment will be adjusted by an amount equal to interest at 6-month LIBOR over the period commencing from Completion to the date such additional payment is made (the "Adjustment Period").

         5.1.14 The obligations of the Buyers pursuant to clause 5.1.13 shall terminate upon the surrender by the Company of its right, title and interest in the Mining Leases to the Government of Ghana.

5.2 All payments to be made by the Buyers to the Sellers under this Agreement (other than pursuant to clauses 5.1.1 and 5.1.2) shall be made to the Representative on behalf of the Sellers and in immediately available United States dollar funds, by electronic funds transfer to such accounts as shall have been notified, by no later than 3.30 p.m. London time on the second Business Day before the relevant due date, to the Buyers by the Representative, and in default of such notification, shall be by bankers' drafts (drawn on a first class international bank with a long term debt rating accorded by Standard &

         Poor's of not less than AA in favour of the Representative) which shall be handed to the Representative on the relevant due date. The transfer of funds or, as the case may be, the handing over of the bankers' drafts shall be effected by no later than noon (London time) on the relevant due date. The Buyers shall obtain a good discharge for any payment due under this Agreement by making unconditional payment to the Representative without any set-off or counterclaim and the Representative shall distribute such payment to the Sellers in accordance with arrangements made or to be made amongst them and the Buyers shall have no obligation as to such allocation among the Sellers.

5.3 The provisions of clause 5.2 shall apply mutatis mutandis to all payments to be made by the Representative, on behalf of the Sellers, to the Buyers under this Agreement.

6.       WARRANTIES

6.1 Each Seller severally, for itself (but not in relation to any other of the Sellers) and, as regards the Shares, in respect only of those Shares attributed to it in schedule 4 and, as regards the IFC Debt and the DEG Debt, only to the extent of its interest in the IFC Debt and/or the DEG Debt, warrants to the Buyers that, each Warranty is true and not misleading at the date of this Agreement. Immediately before the time of Completion, each Seller severally, for itself (but not in relation to any other of the Sellers) and, as regards the Shares, in respect only of those Shares attributed to it in schedule 4 and, as regards the IFC Debt and the DEG Debt, only to the extent of its interest in the IFC Debt and/or the DEG Debt, is deemed to warrant to the Buyers, that each Warranty is true and not misleading at the date of Completion. For this purpose only, where in a Warranty there is an express or implied reference to the "date of this Agreement", that reference is to be construed as a reference to the "date of Completion". The Warranties shall not in any respect be extinguished or affected by Completion.

6.2 The Buyers acknowledge that the Sellers have specifically told the Buyers that the Buyers must rely absolutely on the Buyers' own opinion and/or professional advice concerning the assets of the Company, including, without limitation, all rights, title and interest in real and moveable property owned by the Company, including the rights to receive payments connected to any of the foregoing. The Buyers acknowledge that each of them has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the condition, affairs, financial position, prospects, business and operations of the Company.

6.3 Each Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Warranty. For the avoidance of doubt, save for the Warranties expressly provided in schedule 2, no other warranty, express or implied, statutory or otherwise, is or will be given by any of the Sellers in respect of the Shares, or the IFC Debt or the DEG Debt.

6.4 Between the execution of this Agreement and Completion, each Seller shall:

         6.4.1    procure that the Company complies with schedule 3; and

         6.4.2 notify the Buyers immediately if it becomes aware of a fact or circumstance which constitutes a breach of clause 6.1 or has caused, or will or might cause, a Warranty to become untrue or misleading in any respect at any time before Completion or might permit the Buyers to terminate this Agreement in accordance with clause 3.7.

7        LIMITATIONS ON THE SELLERS' LIABILITY

7.1 The Sellers are not liable in respect of a Relevant Claim unless and until the amount that would otherwise be recoverable from all the Sellers (but for this clause 7.1) in respect of that Relevant Claim, when aggregated with any other amount or amounts recoverable in respect of other Relevant Claims, exceeds US$100,000 Provided That each Seller's liability in respect of a Relevant Claim shall be several and limited to:

         7.1.1 where such Relevant Claim relates to the Shares, the percentage of such Relevant Claim that appears against its name under the column titled "Percentage of Price allocated to Shares" in schedule 4; and

         7.1.2 where such Relevant Claim relates to the IFC Debt and/or the DEG Debt, the percentage of such Relevant Claim that appears against its name under the column titled "Percentage of Price allocated to Debt" in schedule 4.

7.2 The Sellers' total liability in respect of all Relevant Claims is limited to the aggregate purchase price paid by the Buyers pursuant to clause 5 and severally received or receivable by the Sellers pursuant to this Agreement.

7.3 The Buyers shall have no claim whatsoever against any director, shadow director, officer, employee, or agent of the Sellers (or any of them) in respect of any claim for a breach of the Warranties.

8.       COVENANTS

8.1      The Sellers agree that, between the date of this Agreement up to
         Completion:

         8.1.1 the Buyers may monitor the operations of the Company (at the Buyers' expense) by having up to six of their representatives on the premises of the Company at any time provided that such representatives shall not interfere with the Company's operations; and

         8.1.2 the Buyers may negotiate with any of the Company's existing employees with a view to determining which employees they wish to re-employ on or after Completion and the terms and conditions of such re-employment and/or liaise as appropriate with the Company's directors on the termination of the Company's employees on Completion.

8.2      Each of the Buyers undertakes with each Seller for its own benefit:

         8.2.1 after Completion, to procure that the Company carries out the rehabilitation (including physical reclamation, socio-economic community development and closure) of the Mine and the existing oxide mining operations thereat ("environmental rehabilitation work"), as an integral part of the normal mining operation subject to the sterilisation drilling of any old mining areas and it being operationally prudent in accordance with applicable Ghanaian legislation and regulatory requirements, and World Bank Policies and Guidelines;

         8.2.2 forthwith to take steps to ensure the establishment of the surety referred to in clause 8.2.3 or make other arrangements referred to in clause 8.2.3, satisfactory to the Representative and provide to the Representative such information as it may reasonably request regarding their efforts and those of the Company to do so.

         8.2.3 to procure that the Company establishes within three months of Completion a bond or other form of security acceptable to the Representative for US$5,000,000 (the "surety") from a first class international bank with a long term debt rating accorded by Standard & Poor's of not less than AA, or other institution acceptable to the Representative, acting reasonably (or puts in place other arrangements acceptable to the Representative for the funding of the costs in respect of environmental rehabilitation work on the Mine), pursuant to which the Company may, after the Environmental Consultant has certified that the Company has, after Completion, incurred expenditure in respect of environmental rehabilitation work on the Mine of not less than US$1,000,000 draw down from time to time amounts in reimbursement of expenditure in respect of environmental rehabilitation work in excess of the first US$1,000,000 expended to the extent certified by the Environmental Consultant as having been incurred by the Company in respect thereof, provided that the minimum amount of each drawdown shall be US$100,000 and the maximum amount of each drawdown shall be US$1,000,000; and further to procure that against the Environmental Consultant's certificate that all environmental rehabilitation work has been completed and the release of any surety in respect of the costs thereof, an amount equal to the excess of the Rehabilitation Amount over the aggregate amount so expended in respect of environmental rehabilitation work (as so certified by the Environmental Consultant), if any, will be allocated by the Company for the purposes contemplated by clause 8.2.4;

         8.2.4    to procure that the Company:

                  (a) transfers not less than US$1,000,000 into an appropriate vehicle (which would facilitate the mobilisation of bilateral funding for the local community as a whole); or, if notwithstanding the reasonable efforts of the Company, to which the Representative shall endeavour to render such assistance as the Company may reasonably request in this regard, no appropriate vehicle is available,

                  (b) otherwise expends not less than US$1,000,000, for, or as the case may be, in, carrying out socio-economic community development of the community affected by the Mine and adjacent areas; for the avoidance of doubt such US$1,000,000 shall not be funded out of the monies comprising the Rehabilitation Reserve;

         8.2.5 to procure that the Company within six (6) months of Completion establishes a segregated reserve account into which there shall be deposited:

                  (a) no later than the date falling 190 days after the date on which Completion occurs, or if that day is not a Business Day, on the immediately succeeding Business Day an amount equal to the estimated value of the Deferred Purchase Price as of the date falling 180 days after the date on which Completion occurs (the "First Reserve Payment Date"), calculated on the basis of the value of P as being the average of the daily gold price/oz in US Dollars in the London Bullion Market Association p.m. gold fix for all the trading days from the day following the Closing Date up to the First Reserve Payment Date; and

                  (b) no later than the date falling 555 days after the date on which Completion occurs, or if that day is not a Business Day, on the immediately succeeding Business Day an amount equal to (i) the estimated value of the Deferred Purchase Price as of the date falling 545 days after the date on which Completion occurs (the "Second Reserve Payment Date"), calculated on the basis of the value of P as being the average of the daily gold price/oz in US Dollars in the London Bullion Market Association p.m. gold fix for all the trading days from the day following the Closing Date up to the Second Reserve Payment Date, less (ii) any interim payment made prior thereto on account of the Deferred Purchase Price pursuant to the provisions of clause 5.1.8;

         8.2.6 within 28 days of Completion, to register with the Ghanaian Registrar of Companies a duly completed notification in the prescribed form of the change of the Company's directors and secretary and specifying the date of the change. The Buyers shall indemnify the outgoing directors and secretary for any loss or damage caused by their failure to so notify the Ghanaian Registrar of Companies;

         8.2.7 from time to time, up to the commencement of commercial mining of Sulphide Ore on the Concessions, on the request of any Seller through the Representative, to permit representatives of the Representative or any Seller (at their expense) to have reasonable access to the Mine site, on not less than 48 hours notice and during normal business hours, for the purpose of determining the status of sulphide mining operations carried on by the Company and quarterly reports on mining activities of the Company and to furnish the Representative or such Seller with a copy of any such report inspected;

         8.2.8 promptly to give notice to the Representative and each Seller of the occurrence of any event which will trigger an obligation upon the Buyers to make any payment pursuant to clause 5; and 8.2.9 promptly to notify the Representative upon commencement of commercial mining of Sulphide Ore from the Concessions.

9.       REHABILITATION RESERVE

9.1 Each of the Buyers and the Sellers acknowledge the intention of the Sellers to procure:

         9.1.1 that at Completion the Rehabilitation Reserve will be an amount equal to or in excess of the Rehabilitation Amount; and

         9.1.2 that at or prior to Completion an irrevocable instruction is given by the Company to Barclays Bank plc to the effect that any instruction to effect a release from the Rehabilitation Reserve shall only be effective if signed jointly by one authorised signatory of the Representative and by one authorised signatory of the Company unless, after complying with such instruction, the balance of the Rehabilitation Reserve would equal or exceed US$6,000,000.

9.2      The Sellers shall procure that prior to Completion:

         9.2.1 no expenditure is incurred by the Company without prior consultation with the Buyers that would result in a reduction in the balance set aside to fund the Rehabilitation Reserve below US$6,250,000; and

         9.2.2 the Company does not incur expenditure that would result in the reduction of such balance below US$5,750,000 without the written consent of the Buyers.

9.3 Subject to compliance by the Sellers with the provisions of clause 9.2, to the extent that no additional capital expenditure other than capital expenditure as detailed in the Approved Capital Expenditure Plan comprising Schedule 11 of the Sale and Purchase Agreement or approved by the Buyers, as contemplated by the provisions of paragraph 4 of
         Schedule 3, is incurred between the date hereof and Completion, neither the Buyers nor the Sellers will be responsible for any shortfall at closing in the Rehabilitation Amount below $6 million.

9.4 The Sellers agree that against the issuance of the bond referred to in clause 8.2.3, they will give notice to Barclays Bank plc authorising the release to or to the order of the Company any money standing to the credit of the Rehabilitation Reserve.

9.5 The Buyers acknowledge that the retention of funds constituting the Rehabilitation Reserve pending the issuance of the bond referred to in clause 8.2.3 and the utilisation of the Rehabilitation Reserve in whole or in part to facilitate the issuance of such bond ranks in priority to any security interest the Buyers, or any person nominated by either of them to whom the security is assigned by the Sellers, may have in such money. The Buyers covenant with the Sellers to give notice to all persons who may seek the benefit of any such security accordingly.

10.      CONFIDENTIAL INFORMATION

10.1     Before Completion the Buyers shall:

         10.1.1 not use or disclose to a person Confidential Information they have or acquire; and

         10.1.2 make every effort to prevent the use or disclosure of Confidential Information.

10.2 After Completion, none of the Buyers or the Sellers shall disclose to any person the detailed terms of the transactions effected pursuant to this Agreement.

10.3     Clause 10.1 and clause 10.2 do not apply to:

         10.3.1 disclosure of information to a director, officer or employee or any other agent or representative of the Buyers whose function requires him to have such information or disclosure by him in accordance with his function;

         10.3.2 use or disclosure of information required to be used or disclosed by law or which is customarily provided to any third parties;

         10.3.3 disclosure to an adviser for the purpose of advising the relevant party but only on terms that clause 10.1 or, as the case may be, clause 10.2 applies to use or disclosure by the adviser; or

         10.3.4 information which becomes publicly known otherwise than by a breach of clause 10.1 or, as the case may be, clause 10.2.

11.      ANNOUNCEMENTS

11.1 Subject to clause 11.2, none of the parties may, before or for the period of one year after Completion, make or send a public announcement, communication or circular concerning the transactions referred to in this Agreement unless it has first obtained the other parties' written consent, which may not be unreasonably withheld or delayed.

11.2 Clause 11.1 does not apply to a public announcement, communication or circular required by law or the rules and regulations of a stock exchange.

12.      COSTS

         Except where this Agreement provides otherwise, each party shall pay its own costs relating to the negotiation, preparation, execution and performance by it of this Agreement and of each document referred to in it. The Buyers shall be responsible for all stamp and other similar taxes, duties and imposts payable by reference to the transfers of the Shares hereby contemplated.

13.      GENERAL

13.1 A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

13.2 The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

13.3 Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Completion.

13.4 Each of the parties to this Agreement agree that their obligations shall enjoy the benefit of specific performance.

13.5 If at any time any of the provisions of this Agreement becomes illegal or unenforceable in any respect such provision shall be ineffective to the extent necessary without affecting or impairing the legality and enforceability of the remaining provisions of this Agreement.

14.      ASSIGNMENT

         A party may not assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement (or any interest in any thereof), provided that each Seller may assign, without any consent, (in whole or in part) its rights hereunder to its affiliate which holds the interest hereby agreed to be sold in the related Shares or, IFC Debt or DEG Debt, as the case may be.

15.      THE REPRESENTATIVE

         The Representative has only those duties which are expressly specified in this Agreement, and those duties are solely of a mechanical and administrative nature in connection with the co-ordination of the sale of the Shares, the IFC Debt and the DEG Debt by the Sellers to the Buyers. Nothing in this Agreement constitutes the Representative as agent, trustee or fiduciary for any other Seller or any other person. Without limitation to the generality of the foregoing, the Representative shall not be liable to account for interest on any moneys paid to it for the account of any Seller.

16.      NOTICES

16.1 A notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally or sent by courier or by fax to the party due to receive the notice or communication, at its address set out in this Agreement or another address specified by that party by written notice to the other.

16.2 In the absence of evidence of earlier receipt, a notice or other communication is deemed given:

         16.2.1 if delivered personally, when left at the address referred to in clause 16.1;

         16.2.2 if sent by courier, when left at the address referred to in clause 16.1; and

         16.2.3   if sent by fax, on completion of its transmission.

17.      GOVERNING LAW AND JURISDICTION

17.1 This Agreement is governed by and shall be construed in accordance with, English law. The courts of England shall have jurisdiction to hear and decide any suit, action or proceedings, and to settle any dispute, which may arise out of or in connection with this Agreement (respectively, "Proceedings" and "Disputes") and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

17.2 Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum.

17.3 Each of the parties hereto acknowledge and agree that the submission by IFC to the jurisdiction of the courts of England does not constitute a waiver by IFC of the immunities and privileges granted to it by English law or the law.

17.4     Process by which any Proceedings are begun in England may be served on:

         17.4.1 the Sellers by being delivered to Clifford Chance Secretaries Limited, 200 Aldersgate Street, London EC1A 4JJ; and

         17.4.2 the Buyers by being delivered to Clifford Chance Secretaries Limited, 200 Aldersgate Street, London EC1A 4JJ.

         Nothing contained in clause 17.4 affects the right to serve process in another manner permitted by law.

18.      COUNTERPARTS

         This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

19.      SEVERAL LIABILITY

19.1 The obligations of the Sellers hereunder shall be several, and not joint or joint and several.

19.2 The obligations of the Buyers to pay the second tranche of the Initial Purchase Price shall be joint and several.

19.3 Save as provided pursuant to clause 19.2, the obligations of the Buyers hereunder to pay the purchase price of the Shares, the IFC Debt and the DEG Debt shall be several, and not joint or joint and several and shall be apportioned as between Anvil and GSR in the proportions of 22.2% and 77.8% respectively.

20.      FURTHER ASSURANCE

         Each party shall do and execute, or arrange for the doing and executing of, each necessary act, document and thing reasonably within its power to implement this Agreement and the transactions hereby contemplated.

21.      LIMITATION PERIOD

         The limitation period for the purposes of this Agreement will be 80 years.

                                   SCHEDULE 1

                 ITEMS FOR DELIVERY BY THE SELLERS AT COMPLETION

1. Executed transfer(s) in respect of the Shares to the Buyers or their respective nominee(s) and the share certificate(s) for the Shares.

2. The common seal (if any) of the Company and each register, minute book and other book required to be kept by the Company made up to the date of Completion and each certificate of incorporation and certificate of incorporation on change of name for the Company.

3. A copy of a letter to the Company from its auditors resigning their office with effect from Completion, the original of the letter having been deposited at the registered office of the Company.

4. A copy of each bank mandate to the Company, including in relation to the Rehabilitation Reserve, and copies of statements of each Company's Bank Account including, without limitation, the Rehabilitation Reserve (with credit balance equal to US$6,000,000 or such lesser sum as the Buyers and the Sellers may agree in accordance with the provisions of clause 9), made up to a date not earlier that two Business Days before the date of Completion.

5. A signed letter in the form attached as schedule 5 from each present director (other than the director who is the representative of the Government of Ghana) and secretary of the Company in each case resigning their respective office (with effect from the end of the meeting held pursuant to clause 4.3.1) and acknowledging that the writer has no claim against the Company for compensation for loss of office or otherwise.

6. Executed releases in respect of the Bank Security if required by the Buyers (such requirement to be notified to the Representative no later than 21 days before Completion).

7. Deed of assignment in respect of the assignment of the IFC Debt to the Buyers or the Buyers' nominee(s) substantially in the form set out in schedule 8 executed by IFC.

8. Deed of assignment in respect of the assignment of the DEG Debt to the Buyers or the Buyers' nominee(s) substantially in the form set out in schedule 8 executed by DEG.

9. Such documentation as the Buyers may reasonably require (such requirement to be notified to the Representative no later than 7 days before Completion) to assign the Sellers' interest in the Bank Security to the Buyers.

                                   SCHEDULE 2

                                   WARRANTIES

1.       CAPACITY AND AUTHORITY

1.1      Right, power, authority and action

         The Seller has the right, power and authority and has taken all action necessary to execute and deliver, and to exercise its rights and perform its obligations under, this Agreement and the transactions contemplated hereby and each document to be executed at or before Completion.

2.       SHARES

2.1 Immediately prior to Completion the Seller will be the only legal and beneficial owner of that number of Shares appearing against its name in schedule 4 (the "Relevant Shares").

2.2 The Relevant Shares comprise such percentage of the Company's allotted and issued Class "A" share capital appearing against its name under the column titled "Percentage Shareholding" in schedule 4.

2.3 The authorised, issued and outstanding Shares consist of 18,000,000 Class A Shares and 2,000,000 Class B Shares, 704,639 and 78,293 respectively of which are issued and outstanding. The Relevant Shares are duly authorised, validly issued and fully paid.

2.4 There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the Relevant Shares or unissued shares in the capital of the Company. No person has claimed to be entitled to an Encumbrance in relation to any of the Relevant Shares.

2.5 Except with respect to the rights of the Republic of Ghana to its carried interest, no options or warrants or other rights to acquire any of the Shares are outstanding which are not released or waived by clause 4.6 of this Agreement.

3.       DEBT

3.1 Immediately prior to Completion, IFC and DEG will be the only legal owner of the IFC Debt and the DEG Debt, respectively.

3.2      Immediately prior to Completion:

         (a)      DEG will be the only legal and beneficial owner of the DEG
                  Debt; and

         (b) IFC and the other Sellers (apart from DEG) will together be the only persons legally and/or beneficially interested in the IFC Debt and/or the rights (whether arising in contract or otherwise) relating thereto, in each case free from Encumbrances.

3.3 Immediately prior to Completion, the Sellers will together be all of the persons together entitled to transfer the full legal and beneficial ownership of the IFC Debt and the DEG Debt to the Buyers.

3.4 Immediately prior to Completion, except for the IFC Debt and the DEG Debt, the Company owes no other amounts to the Sellers on any account whatsoever.

                                   SCHEDULE 3

                            ACTION PENDING COMPLETION

The Sellers shall ensure that the Company will:

1. not create, allot, issue, acquire, repay or redeem any share or loan capital or agree, arrange or undertake to do any of those things or acquire or agree to acquire, an interest in a corporate body;

2. operate its business in the usual way with the objective of maintaining the business as a going concern;

3. not formally approve the acquisition or disposal of, or agree to acquire or dispose of, any major asset except in the usual course of its business or assume or incur, or agree to assume or incur, a liability, obligation or expense (actual or contingent) except in the usual course of its business and (where such liability is greater than US$50,000), except with the approval of the Buyers;

4. adopt the capital expenditure plan already approved by the board of the Company and set out in schedule 11 and not make, or agree to make, capital expenditure outside schedule 11 without the written approval of the Buyers;

5. not declare, pay or make a dividend or distribution or make any other disbursements of any kind (including debt and interest repayment) to the Sellers or their representatives in any capacity;

6. not create, or agree to create, an Encumbrance over the Shares or another asset or redeem, or agree to redeem, an existing Encumbrance over the Shares or another asset, including the Mining Leases;

7. not enter into a material long-term, onerous or unusual agreement, arrangement or obligation;

8. except in the usual course of its business, not compromise, settle, release, discharge or compound litigation or arbitration proceedings or a liability, claim, action, demand or dispute, or waive a right in relation to litigation or arbitration proceedings;

9. conduct its business in all material respects in accordance with all applicable legal and administrative requirements in any relevant jurisdiction;

10. not enter into an agreement, arrangement or obligation (legally enforceable or not) in which the Sellers, a director or former director of the Company or a person connected with any of them is interested;

11. not make a payment out of a Company's Bank Account except where the payment is in the usual course of its business;

12. prior to completion, give notice of termination in accordance with the collective bargaining agreement in effect as at the date of this Agreement, terminating the contracts of employment of all of the Company's employees (except those of the Company's expatriate staff agreed between the Sellers and the Buyers) and otherwise put into effect the redundancy programme;

13. not without prior agreement of the Buyers renew any contract for employment of the Company's expatriate staff;

14. not make any payment (whether of principal, interest, penalty or on any other account whatsoever) with respect to the IFC Debt or the DEG Debt;

15.      maintains in good standing its rights and interest in the Concessions;

16. not take any action which could result in a material change in the business, operations, earnings, assets or financial condition of the Company;

17. maintains in full force material insurances against risks normally insured against by a company operating the types of business operated by the Company; and

18. irrevocably mandate Barclays Bank plc to hold a portion of the Rehabilitation Reserve equal to the Rehabilitation Amount (or such lesser amount as the Buyers and the Sellers may agree having regard to the provisions of clause 9) upon terms that, inter alia, any instructions to effect a payment or release of such amount shall only be effective if in writing and signed by one authorised signatory on behalf of the Representative and one authorised signatory on behalf of the Company (or such other signatories on behalf of the Company as the board of directors may from time to time designate.)

                                   SCHEDULE 4

              LIST OF SHAREHOLDERS AND NUMBER OF SHARES TO BE SOLD


Name and Address of Shareholders     Shares to be Sold   Percentage of    Percentage of     Percentage of Price   Percentage of IFC
                                                       Class "A" Shares Price allocated to allocated to Debt /1,2       Loan
                                                                             Shares
------------------------------------ ----------------- ---------------- ------------------ --------------------- -------------------
International Finance Corporation        216,270          30.69             25.007                24.23                 32.51
2121 Pennsylvania Avenue
NW Washington DC
USA 20433
Attention: Manager, Special
Operations Unit
Fax:  001 202 974 4305
------------------------------------ ----------------- ---------------- ------------------ --------------------- -------------------
CLIFAP                                    76,897          10.91             11.808                  0                     0
1 rue des Italiens
75009 Paris,
France
Attention:  Mr Eric Cochard
Fax:  00 331 4295 0183
------------------------------------ ----------------- ---------------- ------------------ --------------------- -------------------
CREDIT LYONNAIS                             0               0                  0                  11.71                 15.71
1 rue des Italiens
75009 Paris,
France
Attention: Mr Eric Cochard
Fax:  00 331 4295 0183
------------------------------------ ----------------- ---------------- ------------------ --------------------- -------------------
The Sumitomo Bank, Limited                31,331          4.45               4.811                 4.77                 6.40
Temple Court
11 Queen Victoria Street
London  EC4N 4TA
Attention:  Mr Takura Kimura
Fax:  0171 786 1131
------------------------------------ ----------------- ---------------- ------------------ --------------------- -------------------
Ecobank Transnational Incorporated        11,388          1.62               1.749                 1.73                 2.33
19 Seventh Avenue Ridge West
PMB, GPO
------------------------------------ ----------------- ---------------- ------------------ --------------------- -------------------

1  "Debt" comprises IFC Debt less IFC Shareholders Advances plus DEG Debt.

2 This figure is based on the DM:US$ exchange rate as at 28.4.99. It will have to be adjusted at Completion to reflect DM:US$ exchange rate prevailing at the time of Completion.


Name and Address of Shareholders     Shares to be Sold   Percentage of    Percentage of     Percentage of Price   Percentage of IFC
                                                       Class "A" Shares Price allocated to allocated to Debt /1,2       Loan
                                                                             Shares
------------------------------------ ----------------- ---------------- ------------------ --------------------- -------------------
Accra, Ghana
Attention:  Mr Albert Essien
Fax:  00 233 212 320 91
------------------------------------ ----------------- ---------------- ------------------ --------------------- -------------------
Societe Generale                          91,140          12.93             13.995                13.88                 18.61
41 Tower Hill
London E3N 4SG
United Kingdom
Attention:  Mr Peter Donkin
Fax:  00 44 171 667 2489
------------------------------------ ----------------- ---------------- ------------------ --------------------- -------------------
Bank Austria Cayman Islands Ltd.          45,566          6.47               6.997                  0                     0
P.O. Box 513
George Town
Cayman Islands
Grand Cayman
Attention:  J.E. O'Neill
Fax:  [ o ]
------------------------------------ ----------------- ---------------- ------------------ --------------------- -------------------
Bank Austria AG                             0               0                  0                   6.94                 9.31
125 London Wall
London EC2Y 5DD
United Kingdom
Attention:  Steven Dodd
Fax:  0044 20 7417 4803
------------------------------------ ----------------- ---------------- ------------------ --------------------- -------------------
Banque Internationale a Luxembourg        28,477          4.04               4.373                 4.34                 5.82
69 Route d'Esch
L-2953
Luxembourg
Attention:  Mr Simon Hauxwell /
Benoit Debroise
Fax:  00 352 4590 3855
------------------------------------ ----------------- ---------------- ------------------ --------------------- -------------------
DEG-Deutsche Investitions und           158,004          22.42             24.263                25.46                   0
Entwicklungsgesellschaft mbH
Belvederestrasse 40
50933 Koln (Mungersdorft)
Germany
Attention:  Mr Roger Peltzer
Fax:  00 49 221 498 6106
------------------------------------ ----------------- ---------------- ------------------ --------------------- -------------------


Name and Address of Shareholders     Shares to be Sold   Percentage of    Percentage of     Percentage of Price   Percentage of IFC
                                                       Class "A" Shares Price allocated to allocated to Debt /1,2       Loan
                                                                             Shares
------------------------------------ ----------------- ---------------- ------------------ --------------------- -------------------
DB (Belgium) Finance N.V./S.A.           45,566          6.47               6.997                 6.94                 9.31
C/o Deutsche Bank AG London
6 Bishopsgate
London EC2N 4DA
Attention:  Mr George Rogers
Fax:  44 171 545 7130
------------------------------------ ----------------- ---------------- ------------------ --------------------- -------------------
Total                                   704,639           100                100                  100                   100
------------------------------------ ----------------- ---------------- ------------------ --------------------- -------------------

                                   SCHEDULE 5

                          FORM OF LETTER OF RESIGNATION

TO:      Bogoso Gold Limited (the "Company")

DATE:

Dear Sirs

I, [                    ] of [insert usual residential address]:

1. resign my office as [director/secretary/director and secretary] of the Company with immediate effect and resign from my employment with the Company with immediate effect;

2.       acknowledge that:

         2.1 I have no claims or rights of action whatsoever whether under common law, statute or otherwise against the Company in connection with or arising out of my holding or resigning office or out of my employment or its termination; and

         2.2 [there is no agreement or arrangement outstanding under which the Company has or could have an obligation to me whether now or in the future whether for the payment of money or otherwise, except for payment in the usual course of my salary and expenses incurred on behalf of the Company in each case up to and including [insert date of letter or effective date of resignation] [amounting in total to not more than US$[ ]]]; and]

3. waive, release and forever discharge the Company against all actions, proceedings, claims, demands and costs which I may now have or would have had but for the execution of this deed.

Signed as a deed by              )

[insert name of individual])     )           _________________________________
in the presence of:              )

________________________            Signature of the Witness

________________________            Name of the Witness

________________________            Address of the Witness

________________________

________________________

________________________            Occupation of the Witness

         [TO BE FILED WITHIN 28 DAYS WITH GHANIAN REGISTER OF COMPANIES]

                                   SCHEDULE 6

                                  BANK SECURITY

1.       The English Charge

         A deed of charge dated 18 January, 1990 and made by the Company in favour of The Law Debenture Trust Corporation p.l.c., IFC and DEG, pursuant to which the Company created fixed and floating security on the Company's assets for all moneys and liabilities owing by the Company to the Secured Lenders (as defined therein) from time to time on the terms and subject to the conditions stated therein as amended by the Supplemental English charge dated 22 March 1994.

2.       The Ghanaian Debenture

         A debenture dated 18 January, 1990 registered at the Lands Title Registry Accra as No. 1495/1990 and made by the Company in favour of The Law Debenture Trust Corporation, IFC and DEG, whereby the Company gave fixed and floating security over its assets in favour of the Trustee for all moneys and liabilities owing by the Company to the Secured Lenders (as defined therein) from time to time on the terms and subject to the conditions stated therein as amended by the Supplemental Ghanaian Debenture dated 22 March 1994.

3.       The Assignment of Insurances

         A deed of assignment dated 26 February, 1990 and made between the Company, The Law Debenture Trust Corporation p.l.c., DEG and IFC, inter alia, pursuant to which the Company assigned to The Law Debenture Trust Corporation p.l.c. by way of mortgage all its right, title and interest in and to all insurances required to be effected by the Company under which a claim is to be payable in any freely convertible and transferable currency other than Cedis and by way of floating charge to The Law Debenture Trust Corporation p.l.c. all other insurances required to be effected by the Company on the terms and subject to the conditions stated therein.

4.       Foreign Exchange Retention Account Agreement

         An agreement dated 18 January, 1990 made between the Company, Barclays Bank PLC, The Law Debenture Trust Corporation p.l.c., the Republic of Ghana, the Bank of Ghana, Ghana Commercial Bank, IFC and DEG whereby, inter alia, there was established a mechanism for the collection, investment and administration of the Company's funds in one or more accounts maintained with Barclays Bank PLC and Ghana Commercial Bank as amended by the Supplemental Foreign Exchange Retention Account Agreement dated 22 March, 1994.

5.       The Mining Lease Agreement

         An agreement dated 18 January, 1990 entered into between the Republic of Ghana, IFC, DEG and The Law Debenture Trust Corporation p.l.c., providing, inter alia, for certain consents and assurances from the Republic of Ghana in relation to the Mining Leases

         (as defined therein) and the transactions contemplated by the Financing Documents and the Security Documents [(both as defined therein)].

6.       The Trust Deed

         An agreement dated 18 January, 1990 entered into between the Company, The Law Debenture Trust Corporation plc, the Republic of Ghana, Bank of Ghana, DEG, IFC and the Representatives (as defined therein).

                                   SCHEDULE 7

                               LOAN DOCUMENTATION

                                     Part 1

                             DEG Loan Documentation

1. A loan agreement dated 8 January 1990 made between DEG and the Company (the "DEG Loan Agreement") pursuant to which DEG agreed, on the terms and subject to the conditions stated therein, to make available to the Company a loan of up to DM 25,000,000 ("DEG Loan") to finance the Project (as defined therein).

2. A rescheduling agreement dated 4 March 1994 made between the Company and DEG (the "Rescheduling Agreement"), pursuant to which DEG agreed, on the terms and subject to the conditions therein, to amend the terms and conditions of the DEG Loan under the DEG Loan Agreement.

                                     Part 2

                             IFC Loan Documentation

1. A loan agreement dated 19 December 1989 made between the Company and IFC ("IFC Investment Agreement") pursuant to which IFC agreed, on the terms and subject to the conditions stated therein, to lend to the Company the sum of US$43,000,000 (the "IFC Loan") to finance the Project (as defined therein).

2. A rescheduling agreement dated 4 March 1994 (herein called the "IFC Rescheduling and Amendatory Agreement") made between IFC and the Company pursuant to which IFC agreed, on the terms and subject to the conditions therein, to amend the terms and conditions of the IFC Loan and the IFC Investment Agreement.

                                     Part 3

                       Shareholder Advances Documentation

1. An agreement (the "Shareholders Financing Agreement") dated 27 November 1989 made between the Company, the Republic of Ghana, IFC, the Central Bank, Billiton B.V. and Sikaman Gold Resources Limited as amended and supplemented by a certain supplemental agreement (the "Supplemental Agreement") dated 18 January 1990 between the same parties, pursuant to which, inter alia, IFC agreed to make available to the Company, and the Company agreed to borrow, additional loans comprising Shareholder Advances (as defined therein) and, if necessary, Shareholder Deficiency Advances (as defined therein).

2. An amendment agreement (the "Revised Shareholders Financing Agreement") dated 22 March 1994 made between the Company, IFC, DEG, the Republic of Ghana, the Bank of Ghana and Billiton B.V. pursuant to which Shareholders (as defined therein) agreed on the terms and subject to the conditions therein, to amend the terms and conditions applicable to the Shareholder Advances and Shareholder Deficiency Advances under the Shareholders Financing Agreement (as amended and supplemented by the Supplemental Agreement).

                                   SCHEDULE 8

                                  MINING LEASES

1. Gold Mining Lease - No. WR348A/87. Commencing 21 August 1987. Comprising 50 square kilometres.

2. Gold Mining Lease - No. WR368/88. Commencing 16 August 1988. Comprising 45 square kilometres.

                                   SCHEDULE 9

                           FORM OF ASSIGNMENT OF DEBT

THIS DEED OF ASSIGNMENT is made the [          ] day of [          ] 1999

BETWEEN

(1) INTERNATIONAL FINANCE CORPORATION, an international organisation established by articles of agreement among its member countries / DEG-DEUTSCHE INVESTITIONS UND ENTWICKLUNGSGESELLSCHAFT mbH, a development finance institution organised and existing under the laws of the Federal Republic of Germany] (the "Assignor"); and

(2) ANVIL MINING NL ("AMNL"), a company organised and existing under the laws of Australia and having its registered office at Ground Floor, 278 Stirling Highway, Claremont, Western Australia, 6010, Australia with company number A.C.N 060478962 and BOGOSO HOLDINGS ("BH"), a company incorporated under the laws of Cayman Islands and having its registered office at 5th Floor, Butterfields House, Fort Street, P.O. Box 219G, Georgetown, Grand Cayman, Cayman Islands (together the "Assignees" and each of them an "Assignee").

WHEREAS

The parties hereto have agreed that the Assignor will assign to the Assignees its rights, title and interest in and to the [IFC Debt / DEG Debt] pursuant to the sale and purchase agreement dated [ ] made between the Assignor and the other companies specified therein as sellers and the Assignees as buyers (the "Sale and Purchase Agreement").

NOW THIS DEED WITNESSETH as follows:

1. Terms defined in the Sale and Purchase Agreement shall, unless otherwise defined herein, have the same meaning herein and the principles of construction set out in the Sale and Purchase Agreement shall have effect as if set out in this Deed.

2. On and from the date thereof, the Assignor hereby assigns and transfers to AMNL and BH in the proportions of 22.2% and 77.8% respectively all the Assignor's (i) rights, title and interests in, to and under the [IFC Debt / DEG Debt], (ii) rights, title and interest in, to and under the [IFC Loan Documentation and the Shareholder Advances Documentation / DEG Loan Documentation] in respect of the [IFC Debt / DEG Debt] and
         (iii) rights arising under or in connection with the Bank Security relating to the [IFC Debt / DEG Debt] and (in each case) the full benefit and advantage thereof TO HOLD the same unto the Assignees absolutely.

3. The Assignor hereby covenants with the Assignees that the [IFC Debt / DEG Debt] is still owing in full to the Assignor from the Company and that there are no other debts due or owing from the Company to the Assignor on any account whatsoever.

4. The Company hereby acknowledges (i) the amount of the [IFC Debt / DEG Debt] as set out in the Sale and Purchase Agreement and (ii) receipt of notice in writing from the Assignees of the Assignment of the [IFC Debt / DEG Debt] from the Assignor to the Assignees.

5. The Assignees acknowledge that the Assignor has given no warranty or assurance to the Assignees with regard to the recovery of the [IFC Debt / DEG Debt] in whole or in part from the Company.

6. Clause 17 (Governing Law and Jurisdiction) of the Sale and Purchase Agreement shall be incorporated in this Deed, mutatis mutandis.

This Deed is delivered on the date written at the start of this Deed.

EXECUTED by the parties as a deed


THE ASSIGNOR
------------

Executed as a deed by         )
[insert name of attorney]     )
as attorney for               )
INTERNATIONAL FINANCE         )
CORPORATION                   )

in the presence of:

Signature of witness

Name of witness

Occupation of witness


THE ASSIGNEES
-------------

Executed as a deed by         )
ANVIL MINING NL               )
acting by [insert name(s) of
duly                          )
authorised signatory(ies)]    )

------------------------------

------------------------------  [if second signatory required]

Executed as a deed by         )
BOGOSO HOLDINGS               )
acting by [insert name(s) of
duly                          )
authorised signatory(ies)]    )

------------------------------

------------------------------  [if second signatory required]


THE COMPANY

Executed as a deed by         )
BOGOSO GOLD LIMITED           )
acting by [insert name(s) of
duly                          )
authorised signatory(ies)]    )

------------------------------

------------------------------  [if second signatory required]

                                   SCHEDULE 10

                            FORM OF LETTER OF CREDIT

Beneficiary:       International Finance Corporation
                   2121 Pennsylvania Avenue N.W.,
                   Washington, D.C. 20433
                   U.S.A.

Applicant:         Golden Star Resources Ltd. and Anvil Mining NL (together, the
                   Obligors)
                   1660 Lincoln Street, Suite 3000
                   Denver, Colorado 80264

Amount:            USD2,000,000.00

"We hereby issue our irrevocable Standby Letter of Credit number [ ] in your favor for the benefit of yourself and the sellers set out in Annex 1 for an aggregate amount not to exceed the amount indicated above, expiring at our counters in New York with our close of business on September 30, 1999.

This Letter of Credit is available with the Chase Manhattan Bank, New York against presentation of your draft at sight drawn on the Chase Manhattan Bank, New York when accompanied by the documents indicated herein:

A letter of certification and demand signed by a purported authorized signatory of the beneficiary reading as follows:

         "The amount of this drawing USD[ ]under the Chase Manhattan Bank Letter of Credit number [ ] represents part of the price for the sale and purchase due and payable by the Obligors under an agreement to be made between the Obligor and the Sellers in respect of the purchase by the Obligor of shares in Bogoso Gold Limited ("BGL") and senior debt and shareholders advances owing by BGL to the Sellers which has become due and payable by the Obligor to the Beneficiary and the Sellers under said Sale and Purchase Agreement but has not been paid and that payment of such claimed amount is demanded herein".

Partial drawings are permitted provided that the aggregate of the sums paid does not exceed USD2,000,000.00.

We hereby agree that payment to the Beneficiary will be made by us to the Beneficiary under this credit (free and clear of and without deduction for or on account of any set-off or counterclaim and without deduction for or on account of any taxes) on the third business day from and inclusive of the date of our receipt of the above mentioned document. For the purposes of this credit, a "Business Day" means a day upon which banks are open for domestic and foreign exchange business in New York City.

Without prejudice to our obligations in respect of any drawing delivered to us in accordance with the terms of this credit and prior to the termination hereof, this credit shall terminate upon receipt of a certificate purporting to be signed by an authorized signatory of the Beneficiary reading as follows:

         "All the required government consents have not been obtained in accordance with the Sale and Purchase Agreement referred to in the Chase Manhattan Bank Letter of Credit No. [ ]." or

         "The Sellers have failed to comply with the obligations at completion as set out in the Sale and Purchase Agreement referred to in the Chase Manhattan Bank Letter of Credit No. [ ]." or

         "The Sellers have entered into a contract to sell the sale shares, the IFC debt and the DEG debt to a third party." or

         "The Sale and Purchase Agreement referred to in the Chase Manhattan Bank Letter of Credit No. [ ] has not been signed by the Sellers by June 1, 1999." or

         "An event has occurred which has prevented the Obligor from effecting completion of the Sale and Purchase Agreement referred to in the Chase Manhattan Bank Letter of Credit No. [ ] in circumstances in which the Sellers are not entitled to draw under the Letter of Credit."

All correspondence and any drawings presented in connection with this Letter of Credit must only be presented to us at the Chase Manhattan Bank, 4 Chase Metrotech Center, 8th Floor, Brooklyn, New York 11245, Attention: Standby Letter of Credit Department, Customer Inquiry Numbers are (718) 242-3884 and (718) 242-4898.

We hereby issue this Standby Letter of Credit in your favor. It is subject to the uniform customs and practice for documentary credits (1993 revision International Chamber of Commerce, Paris, France Publication No. 500) and engages us in accordance with the terms thereof. The number and the date of our credit and the name of our bank must be quoted on all drafts required under this Letter of Credit.

                                     Annex 1

                                 List of Sellers

Bank Austria AG

Bank Austria Cayman Islands Ltd.

Banque Internationale a Luxembourg

CLIFAP

Credit Lyonnais

DEG-Deutsche Investitions und Entwicklungsgesellschaft mbH

DB (Belgium) Finance N.V.

Ecobank Transnational Incorporated

International Finance Corporation

Societe Generale

The Sumitomo Bank, Limited

                                  SCHEDULE 11.

                        APPROVED CAPITAL EXPENDITURE PLAN

--------------------------------------------------------------------------------
                     BGL Approved/Committed (@ 1 April 1999)
--------------------------------------------------------------------------------

           Project Description                            Budget             Unspent            Unspent
                                                          US$'000            US$'000               %

--------------------------------------------------- -------------------- ----------------- ------------------
Strategic
Water Resource Evaluation                           35                   34                97%
Oxide Exploration Program 3                         1,650                295               18%
Transition Ore Investigation Phase 3                289                  109               38%
Sulphide Ore Treatment Options                      136                  134               98%
--------------------------------------------------- -------------------- ----------------- ------------------
Mining
R984B Excavator                                     363                  8                 2%
773B Klein Water Tank                               62                   10                16%
Field Mess/Office                                   20                   14                72%
Water Filling Stations                              40                   10                25%
--------------------------------------------------- -------------------- ----------------- ------------------
Maintenance
773B Dump Truck Overhaul (DT7)                      110                  10                9%
773B Dump Truck Overhaul (DT8)                      110                  60                55%
DHA600S Tamrock Overhaul                            90                   (9)               0%
Component Bay Extension                             20                   10                50%
Used Service Truck                                  100                  20                20%
Plant Workshop Equipment                            25                   3                 12%
--------------------------------------------------- -------------------- ----------------- ------------------
Processing
Tailings System Upgrade                             231                  158               68%
Acid Mixing Facility                                61                   39                64%
Oxygen Plant                                        205                  65                32%
--------------------------------------------------- -------------------- ----------------- ------------------
Administration and Infrastructure
Radio VHF and Relay Station                         50                   19                38%
Data Room & Finance Modifications                   15                   5                 33%
Security Fence Upgrade                              45                   40                89%
Emergency Generators                                1,280                11                1%
V-SAT Communications                                79                   4                 5%
Kubota Lawn Mower                                   12                   (4)               0%
Replacement Ambulance                               25                   (2)               0%
Replacement Nissan Patrol                           38                   38                100%
--------------------------------------------------- -------------------- ----------------- ------------------
Total                                               5,091                1,081
--------------------------------------------------- -------------------- ----------------- ------------------

NOTES:

1. "BGL Approved/Committed" are projects in progress with BGL Board approval as at 1 April 1999.

EXECUTED by the parties:


THE SELLERS
-----------

INTERNATIONAL FINANCE CORPORATION

By:            /s/ Denis T. Carpio
               --------------------------------
Name:          Denis T. Carpio
               --------------------------------
Title:         Consultant


CREDIT LYONNAIS

By:            /s/ B. Levi
               --------------------------------
Name:          B. Levi
               --------------------------------
Title:         1st Vice President

By:            /s/ E. Cochard
               --------------------------------
Name:          E. Cochard
               --------------------------------
Title:         Vice President


CLIFAP

By:            /s/ E. Cochard
               --------------------------------
Name:          E. Cochard
               --------------------------------
Title:         Vice President

By:            /s/ B. Levi
               --------------------------------
Name:          B. Levi
               --------------------------------
Title:         1st Vice President


THE SUMITOMO BANK, LIMITED

By:            /s/ Kazuhisa Tanaka
               --------------------------------
Name:          Kazuhisa Tanaka
               --------------------------------
Title:         Joint General Manager


ECOBANK TRANSNATIONAL INCORPORATED

By:            /s/ Albert Essien
               --------------------------------
Name:          Albert Essien
               --------------------------------
Title:         Country Risk Manager


SOCIETE GENERALE

By:            /s/ Stuart Chandler
               --------------------------------
Name:          Stuart Chandler
               --------------------------------
Title:         Chief Operating Officer


BANK AUSTRIA CAYMAN ISLANDS LTD.

By:            /s/ Harald Nograsek
               --------------------------------
Name:          Harald Nograsek
               --------------------------------
Title:         Director

BANK AUSTRIA AG

By:            /s/ Dr. Udo Szekulics
               --------------------------------
Name:          Dr. Udo Szekulics
               --------------------------------
Title:         Deputy General Manager

By:            /s/ Dr. E. Melik
               --------------------------------
Name:          Dr. E. Melik
               --------------------------------
Title:         Deputy Head Dept.


BANQUE INTERNATIONALE A LUXEMBOURG

By:            /s/ Simon Hauxwell
               --------------------------------
Name:          Simon Hauxwell
               --------------------------------
Title:         Attache de Direction


DEG-DEUTSCHE INVESTITIONS UND
ENTWICKLUNGSGESELLSCHAFT mbH

By:            /s/ Roger Peltzer
               --------------------------------
Name:          Roger Peltzer
               --------------------------------
Title:         Senior Investment Manager


DB (BELGIUM) FINANCE N.V.

By:            /s/ George Rogers
               --------------------------------
Name:          George Rogers
               --------------------------------
Title:         Director of Deutsche Bank AG
               London
                 Signed under Power of Attorney

By:            /s/ Geoffrey Spence
               --------------------------------
Name:          Geoffrey Spence
               --------------------------------
Title:         Managing Director
               Deutsche Bank AG London
                 Signed under Power of Attorney


THE BUYERS
----------

ANVIL MINING NL

By:            /s/ Peter Bradford
               --------------------------------
Name:          Peter Bradford
               --------------------------------
Title:         Authorised Representative

GOLDEN STAR RESOURCES LTD.

By:            /s/ James E. Askew
               --------------------------------
Name:          James E. Askew
               --------------------------------
Title:         Authorised Representative